Exhibit 8.1

[SUTHERLAND ASBILL & BRENNAN LLP]

April 6, 2015

National Western Life Insurance Company
850 East Anderson Lane
Austin, Texas 78752-1602

National Western Life Group, Inc.
850 East Anderson Lane
Austin, Texas 78752-1602

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax consequences of a transaction in which National Western Life Insurance Company, a Colorado corporation (“NWLIC”), will merge with NWLIC MergerCo, Inc., a Colorado corporation (“MergerCo”), which is a wholly-owned subsidiary of National Western Life Group, Inc., a Delaware corporation (“Newco”), with NWLIC surviving the merger (“the Merger”). The Merger will be effected pursuant to the terms of an Agreement and Plan of Merger (the “Reorganization Agreement”), dated as of April 6, 2015, by and among NWLIC, Newco and MergerCo. Capitalized terms which are used but not defined herein shall have the meanings given to them in the Reorganization Agreement.

In rendering this opinion, we have examined the Reorganization Agreement; the Registration Statement on Form S-4 of Newco (the “Registration Statement”) relating to the Merger filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion appears as an exhibit, and the Proxy Statement/Prospectus contained therein, as amended through the date hereof; the representation letter provided to us by NWLIC and Newco in connection with this opinion (the “Tax Representation Letter”); and such other documents, records, statements and matters of law and fact as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate or certified or conformed copies and the authenticity of the originals of such latter documents.

In addition, we have assumed that the Merger will be consummated in accordance with the provisions of the Reorganization Agreement (without waiver or modification of any provisions thereof), and that the statements concerning the Merger set forth in the Reorganization Agreement and Registration Statement, and the representations contained in the Tax Representation Letter, are, and will remain, true, correct and complete at all times up to and including the Effective Time.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which are subject to change with retroactive effect. Any change in the applicable law, or any change in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion. We assume no responsibility to supplement or revise our opinion to reflect any changes in applicable law or any factual developments that arise subsequent to the date hereof.

Based upon and subject to the foregoing, we are of the opinion that, for U. S. federal income tax purposes, the Merger will constitute an exchange of NWLIC Class A Common Stock for Newco Class A Common Stock, and an exchange of NWLIC Class B Common Stock for Newco Class B Common Stock, which, in each case, will be subject to Section 351 of the Code and also qualify as an exchange pursuant to a reorganization within the meaning of Section 368(a) of the Code.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references in the Proxy Statement/Prospectus to our firm’s opinion regarding the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Respectfully yours,

SUTHERLAND ASBILL & BRENNAN LLP